Exhibit 4.31

Deed of Undertaking of Adherence

To:	MOBIFON S.A.
TELESYSTEM INTERNATIONAL WIRELESS INC.
TELESYSTEM INTERNATIONAL WIRELESS CORPORATION N.V.
VODAFONE EUROPE B.V.
CLEARWAVE N.V.
CLEARWAVE HOLDINGS B.V.
VODAFONE TECHNICAL SERVICES
EXPORT DEVELOPMENT CANADA
NORDIC INVESTMENT BANK
EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT
VODAFONE GROUP PLC

Dated: 26 May 2005

Re:	Share Retention and Subordination Deed between the above named parties dated 27 August 2002 (such deed, as amended and supplemented, the “Share Retention and Subordination Deed”)

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees and undertakes as follows (terms defined in the Share Retention and Subordination Deed, unless the context otherwise requires, have the same meanings in this Deed of Undertaking of Adherence as in the Share Retention and Subordination Deed):

1.                                      Pursuant to a Share Sale and Purchase Agreement dated 15 March 2005 between Telesystem International Wireless Inc. (“TIWI” or “Seller”) and Vodafone International Holdings B.V. (“VIHBV” or “Buyer” and a Controlled Affiliate of Vodafone Group Plc), VIHBV: (a) has agreed to acquire all the shares of ClearWave formerly held by TIWI, (b) shall become ClearWave’s Majority Shareholder, and (c) shall become a permitted transferee under 4.02(b) of the Share Retention and Subordination Deed, all as of and with effect on the date on which certain conditions are met and ownership of all of TIWI’s Controlling Interest and Economic Interest in Clearwave transfers to VIHBV (the “Acquisition Date”).

2.                                      The undersigned acknowledges having received a complete fully executed copy of the Share Retention and Subordination Deed.

3.                                      With effect as of the Acquisition Date, the undersigned fully and unconditionally adheres to, and agrees to be bound by, the terms and conditions of the Share Retention and Subordination Deed in its capacity as ClearWave’s Majority Shareholder and to become a party thereto in all respects as ClearWave’s Majority Shareholder thereunder, to the same extent as if it had been a signatory thereto as at its date of execution and agrees that each of you shall be entitled to exercise your rights against the undersigned in accordance with the terms and conditions of the Share Retention and Subordination Deed to the same extent as if the undersigned had been a signatory thereto in such capacity at its date of execution.

4.                                      Without limiting the foregoing, the undersigned agrees that from and after the Acquisition Date it assumes all rights and obligations of, and shall be bound, as a party to the Deed, by all obligations of, TIWI, under the Share Retention and Subordination Deed.

5.                                       With effect as of the Acquisition Date TIWI shall be released and discharged from its obligations or liabilities under this Deed other than any liabilities arising prior to the Acquisition Date.

6.                                       With effect as of the Acquisition Date Telesystem International Wireless Corporation N.V. (“TIWC”) shall be released and discharged from its obligations or liabilities under this Deed other than any liabilities arising prior to the Acquisition Date.

7.                                       The undersigned hereby represents and warrants to the Senior Lenders as of the Acquisition Date with respect to itself in accordance with the terms set out in Section 3.01 of the Share Retention and Subordination Deed.

8.                                       The undersigned hereby advises the other parties to the Share Retention and Subordination Deed that its co-ordinates for notices, for purposes of Section 5.01 of the Share Retention and Subordination Deed, are as follows:

Vodafone International Holdings, B.V.

Rivium Quadrant 173-177

2909 LC Capelle aan den IJssel, 15th Floor

The Netherlands

Attention: Erik de Rijk

Fax: +31 10 498 7722

9.                                       This Deed of Undertaking of Adherence is supplemental to the Share Retention and Subordination Deed.

10.                                 This Deed of Undertaking of Adherence may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Deed of Undertaking of Adherence by signing any such counterpart.

11.                               This Deed of Undertaking of Adherence shall be governed by and construed in accordance with the laws of England.

Signed as a deed by Erik de Rijk and Michiel Heere

on behalf of VODAFONE INTERNATIONAL HOLDINGS B.V. and thereby executed by it as a DEED

/s/ Erik de Rijk		/s/ Michiel Heere
Name:	Erik de Rijk	Name:	Michiel Heere
Title:	Director	Title:	Director

Acknowledged by the Senior Lenders, TIWI and TIWC in accordance with Section 2.11 as of the above-noted date:

EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT

Per:
Name:
Title:

NORDIC INVESTMENT BANK

Per:
Name:
Title:

EXPORT DEVELOPMENT CANADA

Per:
Name:
Title:

TELESYSTEM INTERNATIONAL WIRELESS INC.
(as Transferor under Section 4.02(b))

Per:
Name:
Title:

TELESYSTEM INTERNATIONAL WIRELESS CORPORATION N.V. (as Transferor under Section 4.02(b))

Per:
Name:
Title: